Filed pursuant to Rule 424(b)(2)
                                                           File No. 333-137215

Pricing Supplement No. 12 dated October 2, 2006.
(To Prospectus dated September 8, 2006)
This Pricing Supplement consists of 2 pages.

             Hartford Life Insurance Company IncomeNotes(sm)

The description in this pricing supplement of the particular terms of the following series of IncomeNotes(sm) offered hereby supplements the description of the general terms and provisions of the notes set forth in the prospectus dated September 8, 2006, to which reference is hereby made.

               Floating Rate Notes due October 15, 2009

CUSIP Number:                     4165X0AM2
Series Number:                    406312
Trade Date:                       October 10, 2006
Issuance Date:                    October 13, 2006
Stated Maturity Date:             October 15, 2009
Initial Interest Rate:            5.80%
Interest Payment Frequency:       Monthly
Initial Interest Payment Date:    November 15, 2006
Initial Interest Reset Date:      November 15, 2006
Interest Reset Dates:             Each Interest Payment Date
Interest Determination Date(s):   The fifth Business Day prior to each
                                  Interest Reset Date.

Base Rate:           [ ] CD Rate                         [ ] Federal Funds Rate
                     [ ] Commercial Paper Rate           [ ] LIBOR
                     [ ] Constant Maturity Swap Rate     [ ] Prime Rate
                     [ ] Constant Maturity Treasury Rate [ ] Treasury Rate
                     [X] CPI Adjustment Rate             [ ] Other (see
                                                              attached)
If LIBOR             [ ] LIBOR Reuters Page
                     [ ] LIBOR Telerate Page
                     [ ] Designated LIBOR Currency

If Constant Maturity Treasury Rate Telerate Page     [ ] 7051      [ ] 7052
       If 7052       [ ] Weekly Average              [ ] Monthly Average
       Designated CMT Maturity Index:

Floating Rate/Fixed Rate Note:   [ ] Yes   [X] No
   If yes:  Fixed Rate:
            Fixed Rate Commencement Date:

Maximum Interest Rate:            None.
Minimum Interest Rate:            0.00%
Index Maturity:                   Not Applicable.
Spread:                           1.98%
Spread Multiplier:                None.

Computation of Interest:          See Prospectus.

Sinking Fund:                     None.

Price to Public:                  100%
Agent's Discount:                 0.625%
Day Count Convention:             30/360

Optional Redemption:              Yes [ ]   No [X]
   Optional Redemption Date(s):   N/A
   Initial Redemption Percentage: N/A
   Annual Percentage Reduction:   N/A
   Redemption may be:             [ ] In whole only.
                                  [ ] In whole or in part.

The Survivor's Option:            [X] is  [ ] is not available.
   Annual Put Limitation:         $1 million or 1%
   Individual Put Limitation:     $250,000
   Series Put Limitation:         N/A

Securities Exchange Listing:      None.

Specified Currency:               U.S. Dollars

Authorized Denominations:         $1,000 integral amounts.

Special Tax Considerations:       None.

Calculation Agent:                The Bank of New York Trust Company, N.A.

Other Provisions Relating         The Bank of New York Trust Company, N.A. is
   to the Notes:                  successor Indenture Trustee under Section
                                  7.14 of the Indenture.



Agents: Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Merrill Lynch & Co.; Morgan Stanley; Piper Jaffray & Co.; Raymond James; RBC Dain Rauscher, Inc.; Scott & Stringfellow, Inc.; UBS Investment Bank; Wachovia Securities



          INFORMATION PERTAINING TO THE RATINGS OF THE NOTES

It is anticipated that, as of October 13, 2006, the Notes will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-
            Moody's:            A1
            Fitch:              AA-
            A.M. Best:          a+